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                                                                   EXHIBIT 10.10

                              AGREEMENT TO PROVIDE
                              --------------------
                  MANAGEMENT SERVICES FOR DIALYSIS FACILITIES
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     THIS AGREEMENT is by and between Montefiore Medical Center, a not-for-
profit hospital corporation organized and existing under the laws of the State of New York, having its principal place of business in the Bronx, New York ("Hospital") and New York Dialysis Management, Inc., a corporation organized and existing under the laws of the State of New York, having its principal place of business at 1200 Van Nest Avenue, Bronx, New York ("NYDM"). NYDM is an affiliate of West Suburban Kidney Center, S.C., which has its principal place of business at 101 North Scoville, Oak Park, Illinois 60302.

                              W I T N E S S E T H:

     WHEREAS, Gun Hill Dialysis Center, Inc. is licensed by the New York State Department of Health ("Department") to operate a total of 74 kidney dialysis stations within Bronx County, 20 of which are not yet operational (the "20 Stations") and 54 of which are currently operating in two separate buildings (the "Gun Hill Stations"); and,

     WHEREAS, by resolution dated October 27, 1989, the New York State Public Health Council (the "Public Health Council") authorized Hospital to purchase the assets of Gun Hill Dialysis Center Inc. under certain terms and conditions and to re-establish the 74 dialysis stations included in that purchase as extension site dialysis facilities (hereinafter the "Facilities") to be listed on the Hospital's operating certificate; and

     WHEREAS, Hospital intends to operate the Facilities as one or more extension site dialysis centers; and

     WHEREAS, NYDM possesses special expertise in the management and operation of dialysis facilities; and
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     WHEREAS, Hospital wishes to contract with NYDM for the provision of such services in connection with the Facilities.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions herein set forth, the parties hereto agree as follows:

     1.  The Facilities

          The Facilities shall offer comprehensive dialysis services, including outpatient care, self-care and home dialysis. The Facilities shall be located at an extension site or sites to be designated by Hospital after consultation with NYDM.

     2.  Management Responsibilities of NYDM

          A. NYDM hereby assumes the primary responsibility for managing the day to day operations of the Facilities. NYDM shall manage the Facilities and provide comprehensive dialysis services to Facility patients in accordance with the policies and procedures adopted by Hospital, all applicable Federal, State and local statutes, rules and regulations and appropriate standards of professional practice. Nothing contained in this subparagraph 2(A) shall limit the right of NYDM to hire, fire and supervise its professional, technical and support personnel at the Facilities pursuant to the employment policies and procedure of NYDM. NYDM shall also perform such other duties, consistent with the terms of this Agreement, as are agreed upon by Hospital and NYDM from time to time.

          B. (i) Upon the closing of the Hospital's acquisition of Gun Hill Dialysis Center, Inc. (hereinafter the "Closing"), NYDM shall purchase from Hospital, at fair market value, all of Hospital's equipment and furniture for the Facilities, as determined by an inventory conducted by Hospital and NYDM.

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               (ii) Upon the Closing, NYDM shall purchase from Hospital, at fair market value, all of Hospital's current on-hand usable supplies for the Facilities, up to a value of $50,000.

               (iii) NYDM will be responsible, at its own expense, to repair, replace or restock the Facilities' supplies, equipment and furniture as needed. Upon termination of this Agreement, Hospital will purchase from NYDM (subject to any approval required by 10 NYCRR Part 710), at book value, all of the Facilities' on-hand usable supplies, leasehold improvements, assignable leases, equipment and furniture as determined by an inventory conducted by Hospital and NYDM. Hospital shall pay this sum to NYDM within 30 days after the effective date of termination of this Agreement.

          C. With the assistance and cooperation of Hospital, NYDM will take all steps necessary for Hospital to obtain all permissions, licenses and permits which are currently, or may in the future be, required for Hospital to own and/or operate the Facilities.

          D. NYDM will maintain (and renovate, improve, design and equip when necessary) the Facilities in a manner acceptable to Hospital for use as dialysis centers, at its own cost and expense.

          E. NYDM will be responsible for all expenses associated with the operation of the Facilities including, but not limited to, all personnel related costs, rents, utility costs, costs of renovations, costs associated with the purchase or rental of medical and office supplies and equipment, costs associated with all leases and rental arrangements assumed by Hospital in connection with its purchase of Gun Hill Dialysis Center, Inc., and the costs of all other activities necessary and incidental to the operation of the Facilities.

          F. NYDM will develop and implement a continuous ambulatory peritoneal dialysis ("CAPD") program that is acceptable to Hospital.

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          G.  NYDM will hire, fire and supervise the appropriate professional, technical and support personnel for the Facilities. Upon the commencement of this Agreement, NYDM shall offer to employ most of any persons then employed at the Gun Hill Stations and the 20 Stations.

          H. NYDM will provide water service to the Facilities that meets applicable standards for hemodialysis treatment and that meets Federal and State ESRD standards. NYDM will have the water supply cultured on a monthly basis and tested for metal and trace elements every six months. NYDM will have the water treated for bacterial growth and will make the results of all water tests available to the Hospital's Infection Committee.

          I. (1) NYDM will be responsible for any and all claims, costs, losses, damages injuries or death to persons or property (including, but not limited to injuries to personnel employed by Hospital and to the property of such persons) of whatsoever kind or nature arising out of the activities carried out under this Agreement and will indemnify Hospital and save it harmless from such claims, costs, losses, damages or injuries, together with the expenses associated therewith (including, but not limited to, reasonable attorneys' fees). Notwithstanding any provision of this subparagraph I to the contrary, NYDM's indemnification of Hospital shall not extend to any such claims, costs, losses, damages, injuries or death to the extent they arise from or relate to NYDM's non-negligent compliance with a direction of Hospital's governing body pursuant to subparagraph C of paragraph 3 of this Agreement or with Hospital's performance of its obligations pursuant to subparagraph B of paragraph 3 of this Agreement.

               (2) Hospital will be responsible for any and all claims, costs, losses, damages, injuries or death to persons or property (including, but not limited to injuries to personnel employed by NYDM and to property of such persons) of whatsoever kind or nature

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or arising out of the activities carried out by Hospital pursuant to subparagraph B of paragraph 3 of this Agreement.

          J. Throughout the term of this Agreement, NYDM shall maintain general liability insurance with limits not less than $2,000,000/$5,000,000 and, on an annual basis, shall supply Hospital with a copy of a certificate evidencing such insurance. Throughout the term of this Agreement, NYDM shall also maintain professional liability insurance with limits of $2,000,000/$5,000,000 and, on an annual basis, shall supply Hospital with a certificate evidencing such insurance. Where, however, NYDM's cost for obtaining such professional liability insurance with limits of not less than $2,000,000/$5,000,000 is 125 percent or more of the cost of maintaining professional liability insurance with limits of not less than $1,000,000/$3,000,000, NYDM shall be permitted to maintain professional liability insurance with limits of not less than $1,000,000/$3,000,000. Notwithstanding any provision of this Agreement to the contrary, NYDM shall, at least annually, attempt to obtain professional liability insurance with limits of not less than $2,000,000/$5,000,000 from an insurer meeting the standards set forth below in this subparagraph J. Throughout the term of this Agreement, NYDM shall also maintain comprehensive auto liability insurance covering all owned, hired and leased vehicles of NYDM in an amount not less than one million dollars per occurrence for bodily injury and property damage. Throughout the term of this Agreement, NYDM shall also maintain workers' compensation coverage in accordance with New York State statutes and statutory limits. All general liability, and workers' compensation insurance policies required to be maintained pursuant to this subparagraph J shall name Hospital as additional insured; shall be issued by an insurer authorized by the New York State Superintendent of Insurance, which insurer is reasonably acceptable to Hospital; and shall contain a provision obligating the insurer to provide Hospital with a minimum of 10 days written notice prior to the cancellation,

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modification or non renewal of any insurance coverage.  Prior to the commencement of this Agreement, NYDM shall provide evidence to Hospital of all insurance coverages required by this subparagraph J.

          K. NYDM shall maintain detailed records of all accounts, in such fashion as is acceptable to Hospital. Hospital shall have the right, at reasonable times, to review and audit all accounts of NYDM that relate, in any way, to the services provided under this Agreement. NYDM will provide Hospital with an accounting, on a quarterly basis, of all transactions conducted under this Agreement.

          L. NYDM shall employ or retain a person to serve as administrator/ manager of the Facilities. That person shall provide regular written reports, not less than biweekly, to the Chief Executive Officer of the Hospital or his/her designee regarding the management of the Facilities and the issues outlined in this Agreement.

          M. NYDM will render advice to the Hospital concerning scientific and technical advances in the field of dialysis, the treatment of end-stage kidney failure, risk management, reimbursement problems, health planning and licensure concerns, employee relations, relations with suppliers, patients' rights, medical staff requirements and other issues which may relate to the operation of the Facilities. NYDM will also include Hospital in various seminars and conferences which NYDM may convene on these matters. Hospital will have access to the medical information system maintained by NYDM concerning the data relating to the treatment of kidney patients at all treatment centers with which NYDM has a consulting arrangement or is otherwise involved in ownership, operation or management.

          N. On behalf of Hospital, NYDM will be responsible for billing for all of the ESRD dialysis facility services rendered to patients pursuant to this Agreement, as well as maintaining all accounting and bookkeeping records regarding those services.

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          O.  All powers not specifically delegated to NYDM under this Agreement shall remain with Hospital.

     3.  Responsibilities of Hospital.

          A.  Hospital shall remain the licensed operator of the Facilities.

          B. Hospital shall provide NYDM with all non-routine clinical, pathology and laboratory services which are not included within the Medicare ESRD treatment payment and all other typical ancillary services related to dialysis services at the Facilities, including, but not limited to, radiology tests, blood bank services, pharmacy services and parenteral nutrition services to patients of the Facilities, payment for which is not included within the Medicare ESRD treatment payment (hereinafter collectively the "Non-ESRD Rate Services"). Hospital shall bill, as appropriate, Medicare, Medicaid, third-party payors or patients for all such non ESRD Rate Services.

     Hospital shall also provide NYDM with routine ancillary services related to the dialysis services offered at the Facilities which are included in the Medicare ESRD treatment payment (the "ESRD Rate Services") where, due to exigent circumstances, NYDM is unable to obtain the ESRD Rate Services elsewhere in a timely fashion. NYDM shall reimburse Hospital for such ESRD Rate Services at the lower of Hospital's cost or the rate allowed by the Medicaid ESRD treatment payment for the services. If, during any year of the term of this Agreement, Hospital's cost for ESRD Rate Services to NYDM amounts to $15,000, for the remainder of that year, NYDM shall reimburse Hospital for all future ESRD Rate Services at the Medicare ESRD treatment payment rate. Hospital shall retain all fees for all Hospital services (non ESRD and ESRD) rendered pursuant to this subparagraph B of paragraph Three.

          C. This Agreement shall be deemed a management contract and not a delegation of Hospital's obligation to ensure compliance by the Facilities with all Federal, State

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and local statutes, rules and regulations.  Notwithstanding any provision of this Agreement to the contrary, Hospital's governing body shall retain:

     (i)     ultimate responsibility for operation of the Facilities;

     (ii) ultimate responsibility for the type of services provided in the Facilities and the quality of care rendered by the Facilities;

     (iii) the exclusive right to hire, fire and supervise the Medical Director(s) and key management personnel, including the administrator. It is agreed, however, that a decision to discharge or deny employment to such key personnel shall relate only to the utilization of said individuals at the Facilities.

     (iv) direct independent authority to appoint the chief executive officer/manager/administrator of the Facilities and other key management staff of the Facilities;

     (v)     independent control of the books and records for the Facilities;

     (vi) the exclusive authority to dispose of Hospital and Facility assets and to incur liabilities on behalf of Hospital;

     (vii) the exclusive right (subject to NYDM's right to establish employment policies and procedures for its professional, technical and support personnel at the Facilities pursuant to subparagraphs 2(A) and 2(G) hereof) to develop any and all policies,

                                      -8-
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             procedures and guidelines that affect the operation of the
             Facilities and the provision of services;

     (viii) the exclusive right, pursuant to Hospital by-laws, to grant and/or withdraw referring privileges to the Medical Staff of the Facilities;

     (ix) participation in and approval of the selection and purchase or lease of equipment and supplies to be used in the Facilities;

However, in each such instance Hospital intends and expects that it will solicit NYDM's advice regarding such matters.

          D.   The following elements of control are not delegated to NYDM:

     (i) direct independent authority to appoint and discharge the chief executive officer of other key management employees;

     (ii)    independent control of the books and records;

     (iii) authority over the disposition of assets owned by Hospital and the authority to incur on behalf of the Facilities liabilities not normally associated with the day-to-day operation of the Facilities; and

     (iv) independent adoption of policies affecting the delivery of health care services.

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     4.   Term.

          A. This Agreement shall commence only after its written approval by the Commissioner of Health of the State of New York (the "Commissioner") and upon the commencement by NYDM of performance pursuant, to its terms. The term of this Agreement shall be for three years. However, unless earlier terminated by Hospital, this Agreement shall be automatically renewed for a second three-year (subject to the Commissioner's approval of such renewal, pursuant to 10 NYCRR
(S)405.3(f)(6)) at the conclusion of the first three-year term. Unless earlier terminated by Hospital, this Agreement shall also automatically be renewed for a third three-year term (subject to the Commissioner's approval) at the second three-year term.

          B. Hospital reserves the right to terminate this Agreement, with or without cause, at any time, upon 90 days prior written notice to NYDM and the Commissioner.

          C. Hospital shall pay NYDM $360,000 if Hospital terminates this Agreement at any time during years 1, 2 or 3 of its first three-year term or $180,000 if Hospital terminates this Agreement at any time during years 1, 2, or 3 of the second three-year term hereof. The payment shall be for the purpose of compensating NYDM for advancing the acquisition cost and the fixed, initial costs of systems design, training and reorganization planning for the operation of the Facilities. The payment shall be made to NYDM within 30 days of the effective date of the termination.

          D. Upon termination of this Agreement, Hospital shall return all working capital advanced by NYDM by permitting NYDM to retain the difference between the Facilities' accounts receivable on the date of such termination and accounts payable as of such date. NYDM hereby agrees to act as Hospital's agent for the purpose of collecting all such accounts receivable and paying all such accounts payable.

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     5.   Medical Director

          A. Upon commencement of the term of this Agreement, the Heads of the Divisions of Nephrology of the Hospital's Department of Medicine will provide the services of a member(s) of the Division of Nephrology to act as Medical Director(s) of the Gun Hill Stations and the 20 Stations. The individuals selected as Medical Director(s) shall retain his/her/their then current status at the Hospital.

          B. The Medical Director(s) shall report to the Hospital's Chairman of the Department of Medicine and his/her designee.

          C. The Medical Director(s) shall have the duties and responsibilities required by the Medicare end-stage renal disease program regulations, 42 CFR 405.2161, and by 10 NYCRR Part 751.

          D. The Medical Director(s) will also be expected to devote so much of his or her time, skills and attention to the affairs and activities of the Facilities as may reasonably be required to serve as Medical Director.

          E. The Medical Director will be an employee of Hospital as per paragraph 5(A) of this Agreement. The salary and related expenses will be borne by Hospital.

     6.   Management Fee

          NYDM will receive a management payment according to the attached Schedule A subject to quarterly review and adjustment, so long as this amount does not exceed the reimbursement that Hospital receives for chronic dialysis services in the Facilities.

     7.   Medical Staff

          The attending staff of the Facilities shall be comprised of full-time members of the faculty of the Hospital's Division of Nephrology (the "Staff Nephrologists") and independent physicians granted admitting privileges to the Facilities pursuant to Paragraph 3 of this Agreement. The

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professional services of the staff Nephrologists shall be made available to patients of the Facilities who have no referring physicians. All professional fees for the Staff Nephrologists' services at the Facilities shall be collected and retained by the Hospital pursuant to its regular professional service billing and collection procedures. Patients of the Hospital's Staff Nephrologists will be granted first access to any unused dialysis service capacity available in the Facilities.

     8.   Restrictive Covenant

          A. Hospital has invested its good will and considerable financial and other resources to obtain the Public Health Council's approval of Hospital's purchase of the Gun Hill Dialysis Center, Inc. In addition, Hospital has considerable experience in providing patient care services. This good will and experience have great value to Hospital. By virtue of Hospital's retention of NYDM, NYDM will become familiar with and possessed of the manner, methods and confidential information pertaining to Hospital's operation of the Facilities and will benefit from the good will associated with Hospital's operations. NYDM acknowledges that Hospital will suffer great loss and damage if NYDM or any of its affiliates, successors or assigns uses any of that information in a dialysis practice or facility which competes with the Facilities. In recognition of these facts NYDM hereby agrees that NYDM, its affiliates, successors and assigns will not establish, acquire operate, manage, consult with or otherwise affiliate in any way with any dialysis service facility or center located within Bronx County. These limitations shall remain in effect continuously until the end of the 36th month after termination of this Agreement. Notwithstanding any provision of this subparagraph A to the contrary, NYDM's affiliate, West Suburban Kidney Center, S.C., ("WSKC") may, subject to Public Health Council approval, consummate its purchase of the 12 dialysis stations and other assets (the "Baumritter Facility") described in the Purchase and Sale Agreement dated August 21, 1989 between WSKC

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and Yeshiva University, through its affiliate AECOM (the "WSKC-AECOM
Agreement"), and, in addition, WSKC may enter into a management contract with AECOM for the management of 12 dialysis stations at the Baumritter Facility prior to consummation of the WSKC-AECOM Agreement.

          B. In the event that all or any portion of this restrictive covenant is determined by a court of law to be unenforceable, it is the intention of the parties that this covenant continue in effect to the maximum extent found appropriate and enforceable by said court.

     9.   Right of First Refusal

          A. Throughout the duration of the original and any renewal terms(s) of this Agreement and for 36 months after termination of this Agreement (the "Refusal Period"), NYDM shall have a right of first refusal to purchase the Facilities from Hospital, subject to Public Health Council approval. If, during the Refusal Period, Hospital receives and proposes to accept a bona fide offer to purchase one or all of the Facilities, Hospital will provide written notice of the terms and conditions of that offer to NYDM's ("Hospital's Notice"). NYDM shall have 30 days from receipt of Hospital's Notice to advise Hospital, in writing, of NYDM's intention to purchase that same Facility or Facilities upon the same terms and conditions contained in Hospital's Notice ("NYDM's Acceptance"). If NYDM fails to provide NYDM's Acceptance within 30 days of its receipt of Hospital's Notice, NYDM shall be deemed to have waived its right of first refusal. Within 15 days of NYDM's Acceptance, NYDM shall prepare and execute a contract of purchase and sale on the terms contained in Hospital's Notice, together with all related documents, or NYDM shall be deemed to have waived its right of first refusal.

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          B.  In the event this Agreement is terminated by Hospital because
Hospital sells the Facilities to a party other than NYDM, Hospital shall make any payment to NYDM that is required pursuant to Paragraph 4(C) above.

     10.  Relationship of Parties

          The relationship of NYDM to Hospital arising out of this Agreement shall be that of an independent contractor.

     11.  Notice

          Any notice to either party hereunder must be in writing, signed by the party providing the notice and shall be served either personally or by registered mail addressed as follows:

      If to Hospital:   Donald Ashkenase
                        Executive Vice President-Corporate
                        Montefiore Medical Center Centennial Building, 4th Floor
                        210 Street and Bainbridge Avenue
                        Bronx, New York 10467

      If to NYDM:       101 North Scoville,
                        Oak Park, Illinois 60302

or to such other address as may hereinafter be designated by notice in accordance with this paragraph. All such notices shall become effective only when received by the addressee.

     12.  Entire Agreement

          This Agreement constitutes the entire Agreement between the parties hereto and supersedes all previous oral and written Agreements reflecting the provisions of consulting, management and/or administrative services. This Agreement may not be modified orally but only by a writing, signed by the party to be bound.

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     13.  Miscellaneous Provisions

          A. This Agreement is subject to and expressly conditioned upon the receipt by NYDM and Hospital of all necessary local, state and federal approvals and licenses to operate the Facilities, including the approval of the Commissioner of Health pursuant to Part 405.3(f) of the Department's regulations.

          B. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

          C. This Agreement shall not be assignable, in whole or in part, by NYDM, except that, upon the prior written approval of Hospital, which approval shall not be unreasonably withheld, and the prior approval of the Public Health Council, NYDM may assign this Agreement to New York Dialysis Services, Inc. In the event of such an assignment, NYDM shall continue to remain liable under this Agreement.

          D. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. For purposes of this Agreement, including but not limited to questions concerning its interpretation, performance, breach or enforceability, the parties hereto submit, to the exclusion of all other courts, to the jurisdiction of the Courts of the State of New York and the United States District Court for the Southern District of New York and the parties further designate New York County as the exclusive venue for any proceeding or action brought in the New York State Courts.

          E. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

          F. The failure of either party hereto, at any time or times, to require performance of any provisions hereof shall not in any manner affect its right at a later time to enforce such provision.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the
26th day of March 1990.


MONTEFIORE MEDICAL CENTER             NEW YORK DIALYSIS MANAGEMENT, INC.

By:/s/ DONALD ASHKENASE               BY:/S/ CRAIG W. MOORE
   ---------------------------           -------------------------------

Dated: 3/26/90                        Dated: 3/26/90



Approved New York State Department of Health

Date:
      -------------------------------------

-------------------------------------------
          Commissioner


                                 Fee Schedule
                                   [   ] /*/




------------------------
/*/ Subject to confidential treatment application.


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